EXHIBIT 99.1

PGTI Reports Third Quarter 2022 Results and

Updates Full-Year 2022 Guidance

VENICE, Fla., November 10, 2022 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products, garage doors, and products designed to unify indoor/outdoor living spaces, today announced financial results for its third quarter ended October 1, 2022.

Financial Highlights for Third Quarter 2022

(All results reflect comparison to prior-year period; Cash on hand is compared to prior-year end)

•
Net sales in the third quarter totaled $386 million, an increase of 28 percent (includes organic growth of 17 percent).
•
Net income in the third quarter was $30 million, compared to a net loss of $5 million.
•
Adjusted net income* in the third quarter was $33 million, an increase of 111 percent.
•
Adjusted EBITDA* in the third quarter was $68 million, an increase of 58 percent.
•
Net income attributable to common shareholders per diluted share in the third quarter was $0.50, compared to a net loss of $0.11.
•
Adjusted net income per diluted share* in the third quarter was $0.55, compared to $0.26.
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Cash at the end of the third quarter was $219 million, an increase of 128 percent.

Updated Fiscal Year 2022 Guidance

•
Net sales in the range of $1.460 billion to $1.490 billion.
•
Adjusted EBITDA* in the range of $245 million to $255 million.

* Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA are non-GAAP measures. Please see “Use of Non-GAAP Financial Measures” below for more information.

"PGT Innovations delivered a strong third quarter. Net sales increased 28 percent to $386 million, year-over-year despite the impact of Hurricane Ian, which made landfall on September 28 near our headquarters in Venice, Florida,” said Jeff Jackson, President and Chief Executive Officer. “While our facilities were not damaged, storm-related disruptions caused approximately $12 million of third-quarter sales to be deferred."

"Despite the hurricane and other economic headwinds, including rising interest rates and rising inflation,” continued Jackson, “total organic revenue growth of 17 percent year-over-year was comprised of a 38 percent increase in our Western region and 13 percent improvement in our Southeast region. Additionally, Anlin Windows & Doors, which we acquired in the fourth quarter of last year, contributed $35 million of revenue. Our ongoing focus on operational improvements, along with pricing actions to offset rising costs, helped expand gross margin by 410 basis points to 39 percent."

“Subsequent to the end of the quarter, we acquired Martin Door, which expanded our product lines in the adjacent garage door market category,” added Jackson. “Martin enables us to leverage our extensive knowledge of protecting the envelope of homes and buildings as we look to expand geographically and into desirable adjacent markets. Martin is strategically positioned to capitalize on opportunities within our dealer, distributor, builder, and direct-to-consumer channels across the country, and its customized products and efficient cost structure generate strong margins and cash flow conversion. Just as important, Martin is a perfect cultural fit with our PGT Innovations team because of its focus on exceptional quality, safety and innovation."

"I am extremely proud of our team for assisting communities affected by Hurricane Ian and for delivering high-quality products and services to our customers during these challenging circumstances,” added Jackson. “PGT Innovations’ impact-resistant products are specifically designed to protect life and property against powerful storms, such as the Category 4 Hurricane Ian. Our industry-leading products are designed and tested to meet some of the most stringent standards in the nation.”

"In the third quarter of 2022, we generated strong cash flow, ending the period with a cash balance of $219 million," said John Kunz, Senior Vice President and Chief Financial Officer. “After the quarter’s end, PGT Innovations entered into a new five-year $250 million revolving credit facility, which was used to fund the Martin transaction along with cash on hand. We also extended maturities to create more liquidity to support PGT Innovations' continued growth.”

“Our previous fiscal year 2022 guidance did not contemplate the impacts of Hurricane Ian, the previously disclosed cybersecurity incident, or our acquisition of Martin Door. Our facilities did not sustain damage from the storm, but our employees could not safely travel to work, limiting our ability to produce in October. Additionally, the cybersecurity incident we experienced on November 5th impacted our ability to process orders and produce in November. As such, we are updating fiscal year 2022 guidance for net sales in the range of $1.460 billion to $1.490 billion and for Adjusted EBITDA in the range of $245 million to $255 million,” concluded Kunz.

	Prior 2022 Guidance* (as of 07/26/2022)		Updated 2022 Guidance* (as of 11/10/2022)
Net sales (in billions)	$1.450	$1.525	$1.460	$1.490
% growth vs. prior year	25%	31%	26%	28%
Adj. EBITDA** (in millions)	$250	$265	$245	$255
% growth vs. prior year	48%	56%	45%	51%
* Guidance includes Eco at 100% contribution. ** Adjusted EBITDA is a non-GAAP measure. Please see "Use of Non-GAAP Measures" below.

Conference Call

PGT Innovations will host a conference call today at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call about 10 minutes before the start time: 833-316-0547 (U.S. toll-free) and 412-317-5728 (International). A replay of the call will be available within approximately one hour after the scheduled end of the call on November 10, 2022, through approximately 12:30 p.m. on November 17, 2022. To access the replay, dial 877-344-7529 (U.S. Only toll-free), 855-669-9658 (Canada Only toll-free) and 412-317-0088 (International) and refer to pass code 6872862. Other international replay dial-in numbers can be obtained at: https://services.choruscall.com/ccforms/replay.html

You may join the conference online by using the following link:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=ffEIxuAB.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on Earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces.

With our recent acquisition of Martin Door, we now manufacture and distribute overhead garage doors. Based in Salt Lake City, Utah, Martin Door is a trusted name, known by architects, builders and contractors throughout the West for manufacturing some of the highest-quality overhead garage doors for residential and commercial applications in the industry.

PGT Innovations creates value through deep customer relationships, understanding the needs of the markets it serves, and developing category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors and a leader in its primary markets.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows and Doors, WinDoor®, Western Window Systems, Anlin Windows & Doors, Eze-Breeze®, NewSouth Window Solutions, Martin Door, and a 75 percent ownership stake in Eco Window Systems®. The company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America, Hawaii and the Caribbean. Its high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit https://pgtinnovations.com/.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "assume," "believe," "could," "estimate," "expect," "guidance," "intend," "many," "positioned," "potential," "project," "think," "should," "target," "will," "would" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our acquisitions of Anlin Windows & Doors ("Anlin"), and Martin Door Holdings, Inc. ("Martin"); pricing actions benefiting margins; effects of Hurricane Ian and other economic headwinds such as increasing interest rates and rising inflation; improvement of our operations and business integration; and our net sales and Adjusted EBITDA guidance.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

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the impact of the COVID-19 pandemic (the "COVID-19 pandemic" or "Pandemic") and related measures taken by governmental or regulatory authorities to combat the Pandemic, including the impact of the Pandemic and these measures on the economies and demand for our products in the states where we sell them, and on our customers, suppliers, labor force, business, operations and financial performance;
•
unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;
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changes in raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions, Pandemic-related supply chain interruptions, or interruptions from the conflict in Ukraine;
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our dependence on a limited number of suppliers for certain of our key materials;
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our dependence on our impact-resistant product lines, which increased with the acquisition of Eco Enterprises, LLC ("Eco"), and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
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the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our recent acquisitions, including our acquisitions of Martin, Anlin and Eco;
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our level of indebtedness, which increased in connection with our recent acquisitions, including our acquisitions of Martin, Anlin and Eco;
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increases in credit losses from obligations owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such obligations from such customers;
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the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of Martin, Anlin and Eco may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;
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increases in transportation costs, including increases in fuel prices;
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our dependence on our limited number of geographically concentrated manufacturing facilities, which increased further due to our acquisition of Eco;
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sales fluctuations to and changes in our relationships with key customers;
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federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
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risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by "hackers" and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;
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product liability and warranty claims brought against us;
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in addition to our acquisitions of Martin, Anlin and Eco, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected when we acquired it; and
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the other risks and uncertainties discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K/A for the year ended January 1, 2022, and our other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that presentation of non-GAAP measures such as Adjusted net income, Adjusted net income per share, and Adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. However, these measures do not provide a complete picture of our operations. Management also believes these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results, and for internal planning and forecasting purposes.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that Adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of Adjusted net income and Adjusted net income per share, and Adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile Adjusted net income, Adjusted net income per share, and Adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

We are not able to provide a reconciliation of projected Adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations: Media Relations:

John Kunz, 941-480-1600 Stephanie Cz, 941-480-1600

Senior Vice President and CFO Corporate Communications Manager

JKunz@PGTInnovations.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Oct. 1,	Oct. 2,	Oct. 1,	Oct. 2,
	2022	2021	2022	2021

Net sales	$385,837	$300,431	$1,151,020	$857,023
Cost of sales	236,035	196,228	701,495	561,849
Gross profit	149,802	104,203	449,525	295,174
Selling, general and administrative expenses	102,399	78,595	307,786	224,106
Income from operations	47,403	25,608	141,739	71,068
Interest expense, net	6,889	7,686	21,124	22,968
Debt extinguishment costs	—	25,472	—	25,472
Income (loss) before income taxes	40,514	(7,550)	120,615	22,628
Income tax expense (benefit)	10,100	(2,410)	29,910	4,260
Net income (loss)	30,414	(5,140)	90,705	18,368
Less: Net income attributable to redeemable non-controlling interest	(373)	(677)	(1,334)	(1,656)
Net income (loss) attributable to the Company	$30,041	$(5,817)	$89,371	$16,712

Calculation of net income (loss) per common share attributable to PGT Innovations, Inc. common shareholders:
Net income (loss) attributable to the Company	$30,041	$(5,817)	$89,371	$16,712
Change in redemption value of redeemable non-controlling interest	271	(965)	(1,514)	(4,528)
Net income (loss) attributable to PGT Innovations, Inc. common shareholders	$30,312	$(6,782)	$87,857	$12,184

Net income (loss) per common share attributable to PGT Innovations, Inc. common shareholders:
Basic	$0.51	$(0.11)	$1.47	$0.20
Diluted	$0.50	$(0.11)	$1.46	$0.20

Weighted average number of common shares outstanding:
Basic	59,964	59,590	59,908	59,475
Diluted	60,402	59,590	60,201	60,035

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	October 1,	January 1,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$218,841	$96,146
Accounts receivable, net	166,885	141,221
Inventories	112,257	91,440
Contract assets, net	56,313	55,239
Prepaid expenses and other current assets	28,321	37,712
Total current assets	582,617	421,758
Property, plant and equipment, net	185,305	185,266
Operating lease right-of-use asset, net	93,020	91,162
Intangible assets, net	369,000	394,525
Goodwill	370,115	364,598
Other assets, net	2,547	3,301
Total assets	$1,602,604	$1,460,610

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST,
AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$180,543	$122,681
Current portion of operating lease liability	15,247	13,180
Total current liabilities	195,790	135,861
Long-term debt	626,576	625,655
Operating lease liability, less current portion	84,894	83,903
Deferred income taxes, net	34,193	37,489
Other liabilities	7,980	11,742
Total liabilities	949,433	894,650
Commitments and contingencies	—	—
Redeemable non-controlling interest	39,711	36,863
Total shareholders' equity	613,460	529,097
Total liabilities, redeemable non-controlling interest and shareholders' equity	$1,602,604	$1,460,610

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited - in thousands)

	Nine Months Ended
	October 1,	October 2,
	2022	2021
	(unaudited)
Cash flows from operating activities:
Net income	$90,705	$18,368
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	25,359	22,290
Amortization	19,725	15,174
Provision for credit losses	7,395	3,309
Stock-based compensation	7,638	5,748
Amortization of deferred financing costs, debt discount and premium	921	674
Asset impairment charges	2,131	—
Debt extinguishment costs, including call premium classified as financing activity	—	25,472
(Gain) loss on sales of assets	(166)	105
Change in operating assets and liabilities (net of effects of acquisitions):
Accounts receivable	(35,166)	(45,997)
Inventories	(21,145)	(11,607)
Contract assets, net, prepaid expenses, other current and other assets	6,213	(22,843)
Accounts payable, accrued and other liabilities	48,531	9,074
Net cash provided by operating activities	152,141	19,767

Cash flows from investing activities:
Purchases of property, plant and equipment	(24,741)	(25,663)
Investment in and acquisitions of business	(787)	(106,480)
Proceeds from sales of assets	41	183
Net cash used in investing activities	(25,487)	(131,960)

Cash flows from financing activities:
Payment of fair value of contingent consideration in Anlin Acquisition	(2,362)	—
Proceeds from issuance of senior notes	—	638,300
Payments of senior notes	—	(425,000)
Payment of call premium on redemption of senior notes	—	(21,518)
Payments of long-term debt	—	(54,000)
Payments of financing costs	—	(10,361)
Purchases of common stock relating to tax withholdings on vesting of employee equity awards	(1,888)	(1,159)
Proceeds from exercise of stock options	—	138
Proceeds from issuance of common stock under employee stock purchase plan (ESPP)	291	191
Net cash (used in) provided by financing activities	(3,959)	126,591
Net increase in cash and cash equivalents	122,695	14,398
Cash and cash equivalents at beginning of period	96,146	100,320
Cash and cash equivalents at end of period	$218,841	$114,718

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Nine Months Ended
	Oct. 1,	Oct. 2,	Oct. 1,	Oct. 2,
	2022	2021	2022	2021
Reconciliation to Adjusted Net Income (Loss) and
Adjusted Net Income (Loss) per share - diluted:
Net income (loss)	$30,414	$(5,140)	$90,705	$18,368
Reconciling items:
Asset impairment charges (1)	-	-	2,131	-
Adjustments to contingent consideration (2)	297	-	5,051	-
Hurricane Ian-related costs (3)	1,848	-	1,848	-
Tax gross-up payment (4)	427	-	427	-
CGI Commercial relocation costs (5)	-	-	277	-
Acquisition-related costs (6)	1,250	1,035	1,250	1,707
Debt extinguishment costs (7)	-	25,472	-	25,472
Business wind-down costs (8)	-	-	-	4,197
Pandemic-related costs (9)	-	1,041	-	1,041
Tax effect of reconciling items	(1,012)	(6,627)	(2,855)	(7,832)
Adjusted net income	$33,224	$15,781	$98,834	$42,953
Weighted-average diluted shares	60,402	60,100	60,201	60,035
Adjusted net income per share - diluted	$0.55	$0.26	$1.64	$0.72

Reconciliation to Adjusted EBITDA:
Depreciation and amortization expense	$14,096	$13,216	$45,084	$37,464
Interest expense, net	6,889	7,686	21,124	22,968
Income tax expense (benefit)	10,100	(2,410)	29,910	4,260
Reversal of tax effect of reconciling items for adjusted net income above	1,012	6,627	2,855	7,832
Stock-based compensation expense	2,729	2,254	7,638	5,748
Adjusted EBITDA	$68,050	$43,154	$205,445	$121,225
Adjusted EBITDA as percentage of net sales	17.6%	14.4%	17.8%	14.1%

(1) Represents write-offs of property and equipment, classified as selling, general and administrative expense in the accompanying condensed statement of operations for the nine-month period ended October 1, 2022.

(2) Represents adjustments to contingent consideration associated with our Anlin Acquisition, classified as selling, general and administrative expenses in the accompanying consolidated statement of operations for the three- and nine-month periods ended October 1, 2022.

(3) Represents disruption and recovery costs caused by Hurricane Ian in late-September 2022, of which $1.1 million is classified within cost of sales, and $727 thousand is classified within selling, general and administrative expenses in the three and nine months ended October 1, 2022.

(4) Represents tax gross-up payment required to be made to the non-controlling interest relating to our acquisition of Eco, which we initially estimated to be $1.5 million, but which was ultimately determined to be $1.9 million, a difference of $427 thousand, which is classified within selling, general and administrative expenses in the three and nine months ended October 1, 2022.

(5) Represents additional costs relating to the relocation of our CGI Commercial business to a new location in the Miami, FL area, being shared with our Eco Enterprises entity, classified as cost of sales in the accompanying consolidated statement of operations for the nine-month period ended October 1, 2022.

(6) In 2022, represents costs relating to the Martin acquisition. In 2021, represents costs relating to our acquisitions of Eco and Anlin. Of the $1.7 million, $1.0 million relates to the Anlin acquisition in the three months ended October 2, 2021, with the remainder relating to the Eco acquisition.

(7) Represents debt extinguishment costs relating to the issuance of our $575 million of 4.375% senior notes due 2029 and contemporaneous prepayment of our $425 million of 6.750% senior notes due 2026, and the prepayment of our $54 million term loan A facility, which was due in 2022, and subsequent placement of our $60 million term loan A facility due 2024, both transactions relating to the financing of our Anlin Acquisition. Of the $25.5 million of debt extinguishment costs, $21.5 million represents a 5.063% call premium paid for prepaying the $425 million of 6.750% senior notes, and $4.0 million represents the net write-offs of deferred financing premiums, costs, fees and original issue discounts that existed at the time of these events, classified as debt extinguishment costs in the accompanying statement of operations for the three and nine months ended October 2, 2021.

(8) Represents incremental costs related to the wind-down of our commercial business acquired in the New South acquisition. Of the $4.2 million of these costs, $2.7 million are classified as cost of sales, and $1.5 million are classified as selling, general and administrative expenses in the accompanying condensed consolidated statement of operations for the nine months ended October 2, 2021. A portion of these costs may be recoverable through insurance.

(9) Represents incremental costs incurred relating to the coronavirus pandemic and resurgence of its Delta and Omicron variants in 2021, including cleaning and sanitizing costs for the protection of the health of our employees and safety of our facilities, as well as costs of lost productivity from employee quarantines and testing, classified within selling, general and administrative expenses for the three and nine months ended October 2, 2021.